SURFACE ARMOR
“Temporary Surface Protection Solutions”

AGREEMENT

This agreement dated January 2, 2007 between Trinity Heritage Construction Partners, LLC (“Trinity”) and Surface Armor, LLC (“Surface”) is for cash advances made by Trinity to Surface for operating needs.  Interest will begin to accrue beginning December 31, 2007 and the note, plus interest, are due, in full, on March 1, 2010.  Any payments made in the interim will first be applied to accrued interest and then to capital.  Any amendments to this agreement must be approved by both parties in writing.

Trinity Heritage Construction Partners, LLC

Rick Pietrykowski Surface Armor, LLC

Surface Armor, LLC  2010 Industrial Blvd. #605 Rockwall, TX  972-722-7351  972-722-7321fax

SURFACE ARMOR
“Temporary Surface Protection Solutions”

This agreement, dated March 10, 2007 is between Surface Armor, LLC. (the “Company”), and Rick Pietrykowski (“Rick”) for advances made to the Company by Rick.  The total amount advanced is in two sums, $4,600.00 and $33,028.51 (both at 10% interest p.a.) and repayment is detailed in the accompanying amortization schedules.

The Company agrees to pay Rick based on the amortization schedule and any changes in payments must be approved by both parties in writing.

Rick Pietrykowski

Surface Armor, LLC

SurfaceArmor, LLC      2010 Industrial Blvd. Ste 605      Rockwall, TX75087  972-722-7351  972-722-7321fax

SURFACE ARMOR
“Temporary Surface Protection Solutions”

NOTE

This note, dated January 2, 2007 is between SurfaceArmor, LLC.  (The “Company”), and John Donahoe (“John”) for a start-up loan of $20,000 made by John to the Company.  The loan is to accrue interest at 10% p.a. beginning December 31, 2007 and is payable on March 1, 2010.

John Donahoe

Rick Pietrykowski Surface Armor, LLC

Surface Armor, LLC  2010 Industrial Blvd. #605 Rockwall, TX  972-722-7351  972-722-7321fax